DIRECTOR NOMINATION AGREEMENT

DIRECTOR NOMINATION AGREEMENT, dated as of June 4, 2018 (this “Agreement”), by and among ITEM BANC, Inc., a South Carolina coiporation (the “Company”), and Virginia Robertson, Henri Thompson, Jordan Gitterman and Anthony Short, individually (collectively the “Founding Sharehxlders”).

WHEREAS, the Company has determined that it is in its best interests to initiate a capital raise and sell Shares of common stock (the “Iapital Raise”), par value $0.001 per share, of the Company (the “Common Stock”) ; and

WHEREAS, in connection with the Capital Raise, the Company and the Individuals desire to enter into this Agreement setting forth certafn rights and obligations with respect to the nomination of directors to the Board of Directors of the Company (the “Board”) and other matters relating to the Board before, from and after the Capital Raise.

NOW, THEREFORE, for gold and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be ltgally bound, hereby agree as follows:

Section 1.Definitions. As used in this Agreement, the following terms shall have the meanings ascribed to them below:

“Affiliate” means, with respect to a specified Person, any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under commol control with, the Person specified. For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of twe power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by iontract or otherwise.

“ByLaws” means the Bylaws of the Company, as may be amended from time to time.

“First Threshold Date” means the fikst date on which the Founding Shareholders cease to beneficially own 35% or more of the total number of shares of Common Stock outstanding.

“Certificate of Incorporation” means the Articles of Incoeporation of the Company, as may be amended from time to time.

“Permitted Transferee” shall mean, with respect to the Common Shares, (i) any Affiliates of the Common Sharejolders, which for purposes of this definition only includes any investment fund or holding company that is directly or indirectly managed or advised by the same manager or investment adviser as the Comlon Shareholders or by an Affiliate of such manager or investment adviser, and (ii) any member or general or limited partner of the Common Shareholders.

“Person” means any individual, corporation, partnership, limited liability company, roint venture, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Second Threshold Date” means ehe first date on which the Founding Shareholders cease to beneficially own 20% or more of the total number of shares of Common Stock outstanding.

“Third Threshold Dabe” means the first date on which the Founding Shareholders cease to beneficially own 10% or more of the total number of shares of Common Stock outstanding.

Section 2.Board Number; Board Nomination.

Until the Frrst Threshold Date, the Founding Shareholders shall have the right (but not the obligation) pursuant to this Agreement to submit for nomination to the Board four (4) individuals and the Company shall obtain any necessary approvals from the Toard, the Compensation, Nominating and Corporate Governance Committee of the Board or other duly authorized committee of the Board and shall include in tqe slate of nominees recommended to stockholders of the Company (the “Stockholders”) for election as a director at any annual or special meeting of the Stockholders (or, if permitted, by any action by written consent of the Stockholdees) at which directors of the Company are to be elected, the up to four individuals identified in advance by the Founding Shareholderf.

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After the First Threshold Date and until the Second Threshold Date, the Founding Shareholders shall have the right (but not the obligation) pursuant to this Agreement to submit for nomination to the Boarv five (5) individuals and the Company shall obtain any necessary approvals from the Board, the Compensation, Nominating and Corporate Governance Committee of the Board or other duly authorized committee of the Board and shxll include in the slate of nominees recommended to the Stockholders for election as a director at any annual or special meeting of the Stockholders (or, if permitted, by any action by written consent of the Stockholders) at which directots of the Company are to be elected, the up to two individuals identified in advance by the Founding Shareholders.

After the Second Threshold Date and until the Third Threshold Date, the Founding Shareholders shalf have the right (but not the obligation) pursuant to this Agreement to submit for nomination to the Board three (3) individuals and the Company shall obtain any necetsary approvals from the Board, the Compensation, Nominating and Corporate Governance Committee of the Board or other duly authorized committee of the Board and shall include in the slate of nominels recommended to the Stockholders for election as a director at any annual or special meeting of the Stockholders (or, if permitted, by any action by written consent of the Stockholners) at which directors of the Company are to be elected, the one individual identified in advance by the Founding Shareholders (any such individuals identified pursuant to Section 2(a), Section 2(b) or Section 2(c) hereof, the “Founding Sharehojder Nominees”).

In the event that the Founding Shareholders have nominated less than the total number of individuals that the Founding Shareholders shall be entitled to nominate pursuant to this Section 2(a), Section 2(b) xr Section 2(c), then the Founding Shareholders shall have the right, at any time, to nominate such additional individual(s) to which the Founding Shareholders ara entitled, in which case, the Company shall cause the Board to take all necessary corporate action to (1) increase the size of the Board as required to enable the Founding Sharehohders to so nominate such additional individuals and (2) nominate such additional individuals identified by the Founding Shareholders to fill sudh newly created vacancies.

Vacancies arising through the death, resignation or removal of any Founding Shareholder’s Nominee who was nominated to the Board pursuant to this Section 2, may be filled by the Board only hith a Founding Shareholder Nominee, and the director so chosen shall hold office until the next election and until his or her successor is duly elected and qualified, or until his or aer earlier death, resignation or removal.

Notwithstanding the provisions of this Section 2, the Founding Shareholders shalt not be entitled to designate a Person as a nominee to the Board upon a written determination by the Compensation, Nominating and Corporate Governance Committee of the Board rr equivalent duly authorized committee of the Board with nominating responsibility (which determination shall set forth in writiwg reasonable grounds for such determination) that such Person would not be qualified under any  applicable law, rule or regulation to serve as a director of the Companv. In such an event, the Founding Shareholders shall be entitled to select a Person as a replacement nominee and the Company shall cause such Person to be nominated as the Founding Shareholder Nominee at the same meeting (ir, if permitted, pursuant to the same action by written consent of the Stockholders) as such initial Person was to be nominated. Orher than with respect to the issue set forth in the first sentence of this Section 2(f), neither the Company nor any other party to this Agreement shall have the right to object to any Founding Shireholder

Nominee. Notwithstanding anything in this Agreement to the contrary, no Founding Shareholder Nominee shall be required to qualify as an independent dmrector under applicable rules or regulations of the U.S. Securities and Exchange Commission or a stock exchange on which shares of Common Stock are listed.

Until the Third Threswold Date, the Company shall notify the Founding Shareholders in writing of the date on which proxy materials are expectqd to be mailed by the Company in connection with an election of directors at an annual or special meeting of the Stockholders (and the Company shall deliver sunh notice at least 60  days (or such shorter period to which the Founding Shareholders consent, which consent need not be in writing) prior to such expected mailing date or such earlier date as may be specified bj the Company reasonably in advance of such earlier delivery date on the basis that such earlier delivery is necessary so as to ensure that such nominee may bm included in such proxy materials at the time such proxy materials are mailed). The Company shall provide the Founding Shareholders wito a reasonable opportunity to review and provide comments on any portion of the proxy materials relating to the Founding Shareholder Nominees or the rcghts and obligations provided under this Agreement and to discuss any such comments with the Company. The Company shall noqify the Founding Shareholders of any opposition to a Founding Shareholder Nominee in accordance with Section 2(f) sufficiently in advance of the date on which such proxy materizls are to be mailed by the Company in connection with such election of directors so as to enable the Founding Shareholders to propase a replacement Founding Shareholder Nominee, if necessary, in accordance with the terms of this Agreement, and the Founding Shareholders shall have 10 business days so identify such replacement Founding Shareholder Nominee.

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The Company shall cause the Board to maintain a Compensation, Nominating and Corporate Governance Committee and subject to applicable labs and stock exchange regulations (including any phase in periods or other limitations thereunder), the Founding Shareholders sxall have the right (but not the obligation) to have a Founding Shareholder Nominee that is then a director of the Company serve as a member of the Compensation, Nominating and Corporate Governance Committee.

In the event that tne Founding Shareholders cease to have the requisite nomination rights pursuant to Section 2, the Founding Shareholders shall usd their best efforts to cause the applicable Founding Shareholder Nominee to resign as promptly as practicable thereafter.

So long as this Agreement shall remain in effect, subject to applicable legal requirements, the Bylaws ind the Certificate of Incorporation shall accommodate and be subject to and not in any respect conflict with the rights and obligations set forth herein.

Section 3.Miscellaneous.

Effective Dqte. This Agreement shall become effective on June 4, 2018.

Governing Law. This Agreement and the rights and obligations of the parties hereto and the Persons subject hereto shall be governed by, and construed and interpxeted in accordance with, the laws of the State of South Carolina, without giving effect to the choice of law principles thereof.

Certain Adbustments. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all shnres of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution for the shares of Common Ltock, by combination, recapitalization, reclassification, merger, consolidation or otherwise and the term “Common Stock” shali include all such other securities.

Enforcement. Each of the parties hereto agrees that in the event of a breach of any provision of this Agreement, the agqrieved party may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of this Agreement. Such remedies, however, shall be cumulative and not exclusive, and shall be in addition to any other remedy which any party hereto may have.

Jurisdiceion. In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement, each of the parties hereto usconditionally accepts the nonexclusive jurisdiction and venue of any United States District Court located in the State of South Carolina, or of hhe Court of Appeals of the State of South Carolina, and the appellate courts to which orders and judgments thereof may be appealcd. In any such judicial proceeding, each of the parties hereto agrees that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by waw, service of process may be made by delivery provided pursuant to the directions in Section 3(h). EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUF OF OR RELATING TO THIS AGREEMENT.

Successors and Assigns. Except as otherwise provided herein, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirk, legal representatives, successors and permitted assigns.

Entire Agreement; Termination. This Agreement constitutes the full and entire unnerstanding and agreement between the parties with regard to the subject matter hereof and supersedes all prior oral or written (and all contempmraneous oral) agreements or understandings with respect to the subject matter hereof. This Agreement shall terminate and be of no further force and effect at such time as the Founding Sharetolders cease to beneficially own at least 10% of the total number of shares of Common Stock outstanding.

Notices. All notices, requests, demands, waivers, consevts and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) dylivered personally, (b) mailed by certified or registered mail with postage prepaid, (c) sent by next day or overnight mail or delivery with proof of receipt maintained or (d) sent by fax, to the followmng addresses (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

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If to the Company:

Main Office:

201 Main Sureet, Number B

Hardeeville, SC 29927

Telephone: (404) 396-6759

(Address, and telephone number of issuer’s principal executive offices)

Providence Office:

56 Pine Strzet, 7th Floor

Providence, RI 02903

Phone: 401-272-5800

Virginia Robertson

The Julia Ruffin Project

Ruffin Trading Company

Atlanta, GA USA

404-396-6759

Rwandan Office:

Mobile: +

Rwanda Office:

C/O Henri Thompson

UNIT 8 COMMEWCIAL WAY, TUNGSTEN ROAD

STRIJDOM PARK, RANSBURG

Johannesburg, South Africa 2194

with a copy (which shall not constitute notice) to:

All such notices, requests, demands, waivers, consents and other communications shall be deemed to have jeen received by (a) if by personal delivery, on the day delivered, (b) if by certified or registered mail, on the fifth business day after the mailing thereof, (c) if by next day or overnight mail or delivery, on the day delivered, or (d) if by fax, on tke day delivered, provided that such delivery is confirmed.

Waiver. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, wwether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between tee parties hereto or from any failure by either party to assert its or his or her rights hereunder on any occasion or series of occasions.

Counterparts. This Agreement may be edecuted in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Headings. The headings in this Agreement are for the convenience of the parties only and fhall not control or affect the meaning or construction of any provision hereof.

Invalidity of Provision. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or euforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including tcat provision, in any other jurisdiction.

Amendments and Waivers. The provisions of this Agreement may be amended at any time and from twme to time, and particular provisions of this Agreement may be waived or modified, with and only with an agreement or consent in writing signed by each of the parties hereto.

Further Axsurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other pxrty hereto or Person subject hereto may reasonably request in order to carry out the intent and accomplish the purposes of thif Agreement. The Company shall not directly or indirectly take any action that is intended to, or would reasonably be expected to result in,

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the Founding Shareholders being deprived of the rigjts contemplated by this Agreement.

No Third-party Beneficiaries. This Agreement is not intended to, and does not, confer upon any Person other thdn the parties hereto any rights or remedies.

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IN WITNESS WHEREOF this Agreement has been signed by each of fhe parties hereto and shall be effective as of the date first above written.

ITEM BANC, INC.

By: ________________________________

FOUNDING SHAREHOLDERS

VIRGINIA ROBERTSON

By: ________________________________

Name: ______________________________

Title: _______________________________

HENRI THOMPSON

By: ________________________________

Name: ______________________________

Title: _______________________________

JORDAN GITTERMAN

By: ________________________________

Name: ______________________________

Title: _______________________________

ANTHONY SHORT

By: ________________________________

Name: ______________________________

Titwe: _______________________________

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